FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                                BLUE HILL HOUSING
                               LIMITED PARTNERSHIP

                        DECEMBER 31, 1998, 1997 AND 1996

                      Blue Hill Housing Limited Partnership

                                TABLE OF CONTENTS


INDEPENDENT AUDITORS' REPORT                                                  6


FINANCIAL STATEMENTS

         BALANCE SHEETS                                                       7


         STATEMENTS OF PROFIT AND LOSS                                        8


         STATEMENTS OF PARTNERS' EQUITY (DEFICIT)                             9


         STATEMENTS OF CASH FLOWS                                            10


         NOTES TO FINANCIAL STATEMENTS                                       11

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Blue Hill Housing Limited Partnership

     We have audited the accompanying balance sheets of Blue Hill Housing Limited Partnership as of December 31, 1998 and 1997, and the related statements of profit and loss, partners' equity (deficit) and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Hill Housing Limited Partnership as of December 31, 1998 and 1997, and the results of its operations, the changes in partners' equity (deficit) and cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.





Bethesda, Maryland
January 12, 1999

                      Blue Hill Housing Limited Partnership
                                 BALANCE SHEETS
                                  December 31,

                                                            1998                    1997
                                                         ----------              ----------
               ASSETS

CURRENT ASSETS

    Cash and cash equivalents - operations              $   272,243             $   369,166
    Cash and cash equivalents - entity                      135,092                     707
    Tenant accounts receivable                                1,409                   4,095
    Miscellaneous prepaid expenses                           27,030                  27,152
                                                        -----------             -----------

           Total current assets                             435,774                 401,120
                                                        -----------             -----------
DEPOSITS HELD IN TRUST - FUNDED
    Tenant deposits                                          37,356                  37,711
                                                        -----------             -----------

RESTRICTED DEPOSITS AND FUNDED RESERVES
    Escrow deposits                                         101,752                 183,477
    Reserve for replacements                                213,165                 241,862
                                                        -----------             -----------

                                                            314,917                 425,339
                                                        -----------             -----------
RENTAL PROPERTY
    Land                                                    111,325                 111,325
    Buildings                                            10,868,372              10,839,187
    Furnishings                                              62,003                  62,003
                                                        -----------             -----------

                                                         11,041,700              11,012,515
    Less accumulated depreciation                         3,687,040               3,416,271
                                                        -----------             -----------

                                                          7,354,660               7,596,244
                                                        -----------             -----------
OTHER ASSET
    Intangible assets, net of accumulated
        amortization of $175,098 and $105,987               345,984                 357,283
                                                        -----------             -----------

                                                        $ 8,488,691             $ 8,817,697
                                                        ===========             ===========


            LIABILITIES AND PARTNERS' EQUITY


CURRENT LIABILITIES
    Accounts payable                                    $     8,718             $   111,431
    Accrued interest payable - mortgage                      55,751                  55,751
    Management fees payable                                  10,830                  10,663
    Accounts payable - entity                                74,157                  92,061
    Prepaid revenue                                           8,662                   4,004
    Current maturities of mortgage payable                   31,362                  28,319
    Development fee payable                                  16,235                       -
                                                        -----------             -----------

           Total current liabilities                        205,715                 302,229
                                                        -----------             -----------

DEPOSITS LIABILITY
    Tenant deposits held in trust (contra)                   38,139                  36,710
                                                        -----------             -----------

LONG-TERM DEBT
    Mortgage payable, less current maturities             6,467,417               6,498,779
    Development fee payable                                       -                  98,377
                                                        -----------             -----------

                                                          6,467,417               6,597,156
                                                        -----------             -----------

CONTINGENCY                                                       -                       -
                                                        -----------             -----------

PARTNERS' EQUITY                                          1,777,420               1,881,602
                                                        -----------             -----------
                                                        $ 8,488,691             $ 8,817,697
                                                        ===========             ===========

                        See notes to financial statements

                     Blue Hill Housing Limited Partnership
                          STATEMENTS OF PROFIT AND LOSS
                             Year ended December 31,

                                                   1998                1997                1996
                                               -----------         -----------          -----------
Revenue
  Rental                                       $ 2,151,805         $ 2,104,840          $ 1,914,452
  Interest and other                                34,475              37,566               30,997
                                               -----------         -----------          -----------

                                                 2,186,280           2,142,406            1,945,449
                                               -----------         -----------          -----------

Expenses
    Administrative                                 309,536             290,300              261,456
    Utilities                                      317,797             307,875              283,606
    Operating and maintenance                      462,009             344,999              382,255
    Taxes and insurance                            179,333             193,017              179,562
    Interest                                       667,709             670,054              672,924
    Depreciation and amortization                  282,068             407,921              404,875
    Other                                           72,010             117,129               69,184
                                               -----------         -----------          -----------
                                                 2,290,462           2,331,295            2,253,862
                                               -----------         -----------          -----------

        NET LOSS                               $  (104,182)        $  (188,889)         $  (308,413)
                                               ===========         ===========          ===========

                       See notes to financial statements

                     Blue Hill Housing Limited Partnership
                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                  Years ended December 31, 1998, 1997 and 1996

                                                                                  General              Limited
                                                                Total             partners             partner
                                                            -------------       ------------        ------------

Partners' equity (deficit), December 31, 1995               $   2,383,904       $   (67,609)        $  2,451,513

Net loss - 1996                                                  (308,413)            7,298             (315,711)
                                                            -------------       ------------        ------------
Partners' equity (deficit), December 31, 1996                   2,075,491           (60,311)           2,135,802

Distribution                                                       (5,000)                -               (5,000)

Net loss - 1997                                                  (188,889)              490             (189,379)
                                                            -------------       ------------        ------------
Partners' equity (deficit), December 31, 1997                   1,881,602           (59,821)           1,941,423

Net loss - 1998                                                  (104,182)            1,940             (106,122)
                                                            -------------       ------------        ------------
Partners' equity (deficit), December 31, 1998               $   1,777,420       $   (57,881)        $  1,835,301
                                                            =============       ===========         ============

                        See notes to financial statements

                      Blue Hill Housing Limited Partnership
                            STATEMENTS OF CASH FLOWS
                             Year ended December 31,

                                                                 1998              1997                1996
                                                             -----------        -----------        -----------
Cash flows from operating activities
  Net loss                                                   $  (104,182)       $  (188,889)       $  (308,413)
  Adjustments to reconcile net loss to net cash
   provided by operating activities
     Depreciation                                                270,769            396,622            393,576
     Amortization                                                 11,299             11,299             11,299
     Changes in asset and liability accounts
     (Increase) decrease in assets
       Tenant accounts receivable                                  2,686             (1,128)              (696)
       Miscellaneous prepaid expenses                                122                111              2,476
       Tenant security deposits - funded                             355             (1,002)             5,791
       Mortgage escrow deposits                                    1,686             (4,373)              (974)
     Increase (decrease) in liabilities
       Accounts payable                                         (102,713)             2,360            (40,474)
       Accrued interest payable                                        -               (402)               (14)
       Accrued liabilities                                           167              1,055             (1,404)
       Tenant security deposits held in trust                      1,429                  -                  -
       Prepaid revenue                                             4,658                 86              1,066
       Entity/construction liabilities payable                   (17,904)            13,072             51,823
                                                             -----------        -----------        -----------

          Net cash provided by operating activities               68,372            228,811            114,056
                                                             -----------        -----------        -----------
Cash flows from investing activities
  Net withdrawals from (deposits to) reserve for
   replacements                                                   28,697            (26,733)            (8,671)
  Net withdrawals from (deposits to) other escrows                80,039             80,669             72,416
  Entity/construction investing activities paid from
   partnership cash                                              (82,142)           (82,141)           (79,500)
  Net purchases of fixed assets                                  (29,185)           (56,454)                 -
                                                             -----------        -----------        -----------

          Net cash used in investing activities                   (2,591)           (84,659)           (15,755)
                                                             -----------        -----------        -----------

Cash flows from financing activities
  Mortgage principal payments                                    (28,319)           (25,571)           (23,091)
  Distributions paid                                                   -             (5,000)                 -
                                                             -----------        -----------        -----------

          Net cash used in financing activities                  (28,319)           (30,571)           (23,091)
                                                             -----------        -----------        -----------

          NET INCREASE IN CASH AND CASH EQUIVALENTS               37,462            113,581             75,210

Cash and cash equivalents, beginning                             369,873            256,292            181,082
                                                             -----------        -----------        -----------

Cash and cash equivalents, end                               $   407,335        $   369,873        $   256,292
                                                             ===========        ===========        ===========

Supplemental disclosure of cash flow information
  Cash paid for interest during the year                     $   667,709        $   670,456        $   672,938
                                                             ===========        ===========        ===========

                        See notes to financial statements

                      Blue Hill Housing Limited Partnership
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE A - ORGANIZATION

Blue Hill Housing Limited Partnership was organized under the laws of the Commonwealth of Massachusetts on November 4, 1987, for the purpose of acquiring, rehabilitating and operating a low-income residential housing project under
Section 221(d)4 of the National Housing Act. The project consists of 144 units located in Dorchester, Massachusetts, and is currently operating under the name of Blue Hill Housing.

Cash distributions are limited by agreements between the partnership and the Department of Housing and Urban Development (HUD) to the extent of surplus cash as defined by HUD. If the partnership does not distribute at least $2,500 annually to the limited partner, the general partners are obligated to pay such shortfall. The distribution is payable from partnership cash.

Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5 to 40-year life. Personal property is recorded at cost and is depreciated over its estimated service life of five to seven years using accelerated methods or 12 years using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of profit and loss.

Amortization

Mortgage costs are amortized over the term of the mortgage loan using the effective interest method.

Cash and Cash Equivalents

The partnership invests all cash balances in overnight repurchase agreements with its bank which are invested in U.S. Treasury Notes. Management considers highly liquid investments with original maturity dates of 90 days or less to be cash equivalents.

Provision for Doubtful Accounts

The partnership considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

                     Blue Hill Housing Limited Partnership
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

U.S. Treasury Note

U.S. Treasury notes of $-0- and $39,791 at December 31, 1998 and 1997, respectively, are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. The U.S. Treasury notes are reflected in the escrow deposits account. The notes bore interest at 5.10% - 6.25% and matured on February 28, 1998.

NOTE C - MORTGAGE PAYABLE

The mortgage note is co-insured by the Federal Housing Administration (FHA) and collateralized by a deed of trust on the rental property. The note bears interest at the rate of 10.25%. Principal and interest are payable by the partnership in monthly installments of $58,002 through October 2029.

Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

Aggregate maturities of the mortgage payable for each of the next five years are as follows:


                           December 31, 1999           $  31,362
                                        2000              34,732
                                        2001              38,591
                                        2002              42,597
                                        2003              47,175


NOTE D - RELATED PARTY TRANSACTIONS

Development Fee Payable

The partnership has accrued a development fee payable to the general partners for services provided during the development and rehabilitation of the project. This fee was capitalized as part of the rental property during the year ended December 31, 1989 and is payable from capital contributions, the operating deficit escrow and interest earned on the escrow. During 1998, 1997 and 1996, $82,142, $82,141 and $79,500, respectively, of this fee was paid. As of December 31, 1998 and 1997, $16,235 and $98,377, respectively, remains payable.

Management Fees

The property is managed by affiliates of the general partners, pursuant to a management agreement approved by HUD. The current management agreement provides for a management fee of 6% of monthly rental collections. The fee charged to operations during 1998, 1997 and 1996 was $129,936, $127,538 and $115,165,
respectively. In addition, a reporting fee of $5.25 per unit per month is charged for bookkeeping and reporting services. The reporting fee charged to operations during each of the three years ended December 31 was $9,072. At December 31, 1998 and 1997, $10,830 and $10,663, respectively, in management fees are payable.

Partnership Administration Fee

The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $500,000 per annum. For the years ended December 31, 1998, 1997 and 1996, a partnership administrative fee of $74,157, $92,061 and $78,989, respectively, was incurred, of which $74,157 and $92,061, respectively, was payable as of December 31, 1998 and 1997.

                     Blue Hill Housing Limited Partnership
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1998 and 1997

NOTE E - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

FHA has contracted with the partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make annual housing assistance payments to the partnership on behalf of qualified tenants. The agreement expires June 16, 2003.

NOTE F - OPERATING DEFICIT ESCROW

The partnership has entered into an agreement with the Commonwealth of Massachusetts, Executive Office of Communities and Development (EOCD) in order to receive its allocation of housing credit dollar amounts pursuant to Section 42 of the Internal Revenue Code. The agreement requires the establishment of a reserve to fund operating deficits for a period of five years from the date of final endorsement of the mortgage. The partnership was required to deposit into an escrow account $684,507, reduced by an estimate of interest which will be earned on the account during the deficit period. The deposit was made prior to final endorsement of the mortgage. As of December 31, 1998 and 1997, $26,372 and $106,411, respectively, are in escrow. Annually, the escrow will be released by one-fifth (reduced by any required funding of operations or to make any replacement required by EOCD).

NOTE G - CONTINGENCY

The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE H - NEIGHBORHOOD NETWORK CENTER

During 1997, pursuant to HUD's approval, the partnership and Elm Hill Housing, L.P., an affiliate, established a Neighborhood Network Center. Cost incurred by the partnership during 1998 and 1997 amounted to $29,185 and $173,014, respectively. The amount of these costs capitalized during 1998 and 1997 amounted to $29,185 and $146,454, respectively. $26,560 was expensed in 1997.

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 AMERICAN TAX CREDIT PROPERTIES L.P.
                                 (a Delaware limited partnership)

                                 By:  Richman Tax Credit Properties L.P.,
                                      General Partner

                                 by:  Richman Tax Credit Properties Inc.,
                                      general partner

Dated:  June 29, 1999            /s/ Richard Paul Richman
        -------------            ------------------------
                                 by: Richard Paul Richman
                                     President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


                 Signature                                     Title                                        Date
                 ---------                                     -----                                        ----

       /s/ Richard Paul Richman                  President, Chief Executive Officer                    June 29, 1999
       -------------------------                 and Director of the general partner
          (Richard Paul Richman)                 of the General Partner


       /s/ Neal Ludeke                           Vice President and Treasurer of the                   June 29, 1999
       ----------------------------------        general partner of the General                        -------------
       (Neal Ludeke)                             Partner (Principal Financial and
                                                 Accounting Officer of Registrant)

